EXHIBIT 10.1

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of this 29 day of June, 2007 (the "Agreement"), by and between FuQi International, Inc., a Delaware corporation (the "Company") and [______] (the “Director”).

WHEREAS, the Company designs, develops, promotes and sells jewelry products in China (the “Business”);

WHEREAS, the Company wishes to appoint the Director as a non-executive member of the Board of Directors of the Company and enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director wishes to accept such appointment and to serve the Company on the terms set forth herein, and in accordance with, the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as non-executive member of the Board of Directors (the “Board”) to fill an existing but now vacant directorship and the Director hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth, provided however, that the Director's continued service on the Board after the initial term on the Board shall be subject to any necessary approval by the Company's stockholders.

2. Duties. During the Directorship Term (as defined in Section 5 hereof), the Director shall serve as a member of the Board, and the Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities and have the authority commensurate to such position.

The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits on the Board of Directors of other entities; although Director will use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a director. Other than as set forth above, the Director will not, without the prior written approval of the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) his current employer and its affiliates or (ii) the Board of Directors of those entities on which he sits.

3. Monetary Remuneration.

(a) Fees and Compensation. During the Directorship Term the Director shall receive the following compensation and benefits:

—	An annual fee of U.S. $20,000
—	A fee of U.S. $2,000 for each in-person meeting attended
—	An annual fee of U.S. $2,500 for serving on the Company’s Audit Committee
—	An annual fee of U.S. $2,000 for serving on the Company’s Compensation Committee

The Director's status during the Agreement Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under Sections 3 and 4 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging, all tax or other obligations associated therewith.

(b) Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must be approved in advance by the Company.

4. Equity Arrangements. Subject to the Board’s approval, the Company shall grant the Director, on the effective date of the Company’s proposed public offering (the “Offering”), under the Company’s 2006 Equity Incentive Plan, a non-qualified ten-year stock option (the "Option") to purchase 30,000 (Thirty Thousand) shares of common stock at an exercise price per share equal to 100% of the Offering price with a vesting schedule of one-half being vested upon the effective date of the Offering, the remaining one-half being vested in four equal quarterly installments thereafter, the vesting predicate on Director’s continued service on the Board of Directors at the date of vesting, and other terms pursuant to an option agreement substantially in the form of agreement entered into by the Company and its other Board members (the "Option Agreement"). The Board will also consider the grant of additional stock options each year after the first year that Director serves on the Board of Directors.

5. Directorship Term. The "Directorship Term", as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earliest of the following to occur:

(a) the death of the Director ("Death");

(b) the termination of the Director from the position of member of the Board;

(c) the resignation by the Director from the Board if after the date hereof, the chief executive officer of his current employer determines that the Director's continued service on the Board conflicts with his fiduciary obligations to his current employer (a "Fiduciary Resignation") and;

(d) the resignation by the Director from the Board if the board of directors or the chief executive officer of his current employer requires the Director to resign and such resignation is not a Fiduciary Resignation.

6. Director's Representation and Acknowledgment. Based on the understanding that the Company is currently only engaged in the Business, the Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

7. Director Covenants.

(a) Unauthorized Disclosure. The Director agrees and understands that in the Director's position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company's industry other than as a result of the Director's breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director's position with the Company during or prior to the Directorship Term, provided that, the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation, and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Non-Solicitation. During the Noncompetition Term, the Director shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

The provisions of this Section 7 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

8. Indemnification. The Company agrees to indemnify the Director for his activities as a director of the Company to the fullest extent permitted by law, and to cover the Director under any directors and officers liability insurance obtained by the Company. Further, the Company and the Director agree to enter into an indemnification agreement substantially in the form of agreement entered into by the Company and its other Board members.

9. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

10. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

FuQi International, Inc.
5/F., Block 1, Shi Hua Industrial Zone
Cui Zhu Road North
Shenzhen, 518019
People’s Republic of China

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, California 90067
Telephone: (310) 552-5000
Attention: Thomas J. Poletti, Esq.

If to the Director:

____________________________
____________________________
____________________________

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

11. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

12. Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

15. Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a "Dispute"), shall reimburse the prevailing party for reasonable attorney's fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute, if the Director's position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

16. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

17. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

FuQi International, Inc.

By:  __________________________________
Name: Yu Kwai Chong
Title: Chairman & C.E.O

DIRECTOR

______________________________________
Name: